As filed with the Securities and Exchange Commission on August 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPKO HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

75-2402409

(I.R.S. Employer

Identification Number)

4400 Biscayne Blvd.

Miami, Florida 33137

(305) 575-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kate Inman, Esq.

Deputy General Counsel and Secretary

OPKO Health, Inc.

4400 Biscayne Blvd.

Miami, Florida 33137

(305) 575-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Teddy D. Klinghoffer, Esq.

Esther L. Moreno, Esq.

Akerman Senterfitt

One Southeast Third Avenue

25th Floor

Miami, Florida 33131

(305) 374-5600

Fax: (305) 374-5095

Approximate date of commencement of proposed sale to the public : From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	585,703	$7.49	$4,386,915.47	$599

(1)	Plus such additional or other number of shares as may be required in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). Calculated on the basis of the average high and low prices of the registrant’s common stock, as reported by the New York Stock Exchange on August 1, 2013.

PROSPECTUS

OPKO Health, Inc.

585,703 shares of Common Stock

This prospectus relates to the disposition from time to time of up to 585,703 shares of our common stock, par value $0.01 per share, by the selling securityholders named in this prospectus. The selling securityholders acquired these shares in connection with our acquisition of all of the outstanding stock of Farmadiet Group Holding, S.L. (“Farmadiet”), a Spanish company engaged in the development, manufacture, marketing and sale of pharmaceutical, nutraceutical, and veterinary products in Europe, pursuant to the Stock Purchase Agreement, dated August 2, 2012 (“Stock Purchase Agreement”). This prospectus may be used by the selling securityholders to resell the common stock issued on August 2, 2013 as the deferred payment due pursuant to the terms of the Stock Purchase Agreement. We are registering the shares of common stock as required by the Stock Purchase Agreement, but the registration of the shares of common stock does not necessarily mean that any of such shares of common stock will be offered or sold by the selling securityholders.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling securityholders.

The selling securityholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide additional information about how the selling securityholders may sell their shares of common stock in the section titled “Plan of Distribution” on page 14. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “OPK.” The last reported sale price of our common stock on August 1, 2013 was $7.53 per share.

Investing in these securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock, including the discussion of risks incorporated as described under “Risk Factors” on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is August 2, 2013.

i

PROSPECTUS SUMMARY

This summary does not include all of the information you should consider before deciding to purchase any shares of our common stock. Please review this entire prospectus and the information incorporated herein by reference, including the risk factors section and our consolidated financial statements and related notes, before you decide to purchase any shares of our common stock.

When used in this prospectus and any prospectus supplement, unless otherwise indicated, the terms “OPKO,” the “Company,” “we,” “our,” and “us” refer to OPKO Health, Inc. and its subsidiaries.

Our Company

We are a multi-national pharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging our discovery, development and commercialization expertise and our novel and proprietary technologies. We are developing a range of solutions to diagnose, treat and prevent various conditions, including molecular diagnostics tests, laboratory developed tests, point-of-care tests and proprietary pharmaceuticals and vaccines. We plan to commercialize these solutions on a global basis in large and high growth markets, including emerging markets.

We own established pharmaceutical platforms in Spain, Chile and Mexico, which are generating revenue and from which we expect to generate positive cash flow and facilitate future market entry for our products currently in development. We also recently established pharmaceutical operations in Brazil. We operate a specialty active pharmaceutical ingredients (“APIs”) manufacturer in Israel, which we expect will facilitate the development of our pipeline of molecules and compounds for our proprietary molecular diagnostic and therapeutic products. We operate a full-service medical laboratory specializing in urologic pathology with CLIA-certified laboratory facilities, that will provide us with a platform to commercialize certain of our novel diagnostics tests currently in development. We operate a development stage pharmaceutical company, with operations in the United States and Canada, which is engaged in the development of Rayaldy™, a vitamin D prohormone to treat secondary hyperparathyroidism, and of Fermagate tablets, a non-absorbed phosphate binder to treat hyperphosphatemia in dialysis patients.

We have a highly experienced management team that we believe has demonstrated an ability to successfully build and manage pharmaceutical businesses. Our Chairman and Chief Executive Officer, Dr. Phillip Frost, founded and served as Chairman and Chief Executive Officer of IVAX Corporation (“IVAX”), a multi-national pharmaceutical company, from 1987 until the acquisition of IVAX by Teva Pharmaceutical Industries, Limited (“Teva”) in January 2006. Dr. Frost currently serves as Chairman of the Board of Teva. Prior to IVAX, Dr. Frost founded and served as Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Our other senior executive officers, including Dr. Jane Hsiao, our Vice Chairman and Chief Technology Officer, and Steven Rubin, our Executive Vice President-Administration, are former executive officers of IVAX. Mr. Juan F. Rodriguez, our Senior Vice President and Chief Financial Officer, is a former senior officer of Kos Pharmaceuticals, Inc., now a unit of Abbott Laboratories. Based on their experience in the industry, we believe that our management team has extensive development, regulatory and commercialization expertise and relationships that provide access to commercial opportunities.

Our principal executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137 and our telephone number is (305) 575-4100. We were originally incorporated in Delaware in October 1991 under the name Cytoclonal Pharmaceutics, Inc., which was later changed to eXegenics, Inc. On June 8, 2007, we changed our name to OPKO Health, Inc.

Acquisition of Shares of Common Stock of Farmadiet Group Holding, S.L.

On August 2, 2012 (the “Closing Date”), the Company and OPKO Spain, S.L. (formerly known as Shebeli XXI, S.L.U.), a company organized under the laws of Spain and a wholly-owned subsidiary of the Company (“Buyer”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which Buyer acquired Farmadiet Group Holding, S.L., a Spanish company engaged in the development, manufacture, marketing, and sale of pharmaceutical, nutraceutical, and veterinary products in Europe (“Farmadiet”). Pursuant to the Stock Purchase Agreement by and among the Company, Buyer, Farmadiet, José Junca Busquets (“JJB”), Miguel Juncá Riuró (“MJR”), Ferrán Juncá Riuró (“FJR”), Carlos Fernández Navarro (“CFN”), Catorze d’Agost, S.L., a Spanish company (“Catorze”), Agut Global, S.L., a Spanish company (“Agut Global”), and Colibrí 2000, S.L., a Spanish company (“Colibri”, and together with JJB, MJR, FJR, CFN, Catorze and Agut Global, the “Sellers”), Buyer purchased from the Sellers all of the issued and outstanding shares of the capital stock of Farmadiet (the “Transaction”).

In connection with the Transaction, Buyer agreed to pay an aggregate purchase price of €13.5 million (US $16.8 million), of which (i) €6.75 million (US $8.4 million) was paid in cash at closing, and (ii) €6.75 million (US$ 8.4 million) (the “Deferred Payment”) will be paid to the Sellers, at the Company’s option, in cash or shares of the Company’s common stock, par value $0.01 (the “common stock”) as follows: (x) €3.376 million (US$4.2 million) to be paid on the first anniversary of the Closing Date; and (y) €3.376 million (US$4.2 million) to be paid 18 months after the Closing Date. In the event the Company elects to pay the Deferred Payment in shares of common stock, the number of shares issuable shall be calculated using the average closing sales price per share of the Company’s common stock as reported on the New York Stock Exchange for the ten trading days immediately preceding the applicable payment date. The Company has the right to hold back up to €2.8 million (US$3.5 million) from the Deferred Payment to satisfy indemnity claims. The Company elected to pay the Deferred Payment due on the first anniversary of the Closing Date in shares of the Company’s common stock. As a result, the Company issued 585,703 shares of the Company’s common stock on August 2, 2013. The issuance of the shares on August 2, 2013 did not include any hold back to satisfy indemnity claims.

The stock consideration issued in connection with the Deferred Payment was issued in reliance upon an exemption from the registration requirements under the Securities Act, pursuant to Regulation S or Section 4(2) thereof.

In connection with the Transaction, the Buyer also entered into two ancillary transactions (the “Ancillary Transactions”). In exchange for a forty percent interest held by one of the Sellers in one of Farmadiet’s subsidiaries, the Company agreed to issue up to an aggregate of 250,000 shares of the Company’s common stock, of which (a) 125,000 shares were issued on the Closing Date, and (b) 125,000 will be issued upon achieving certain milestones. In addition, the Company acquired an interest held by an affiliate of a Seller in a product in development in exchange for which the Company agreed to pay up to an aggregate of €1.0 million (US $1.3 million) payable at the Company’s option in cash or shares of the Company’s common stock, of which (a) €0.25 million (US$0.3 million) was paid at Closing through delivery of 70,421 shares of the Company’s common stock, and (b) €0.75 million (US$1.0 million) will be paid in cash or shares of common stock upon achieving certain milestones. The number of shares of the Company’s common stock issued is determined based on the average closing sale price for the Company’s common stock on the NYSE for the ten (10) trading days preceding the required payment date.

The stock consideration issued and any additional stock consideration that may be issued in connection with the Ancillary Transactions was and will be issued in reliance upon an exemption from the registration requirements under the Securities Act, pursuant to Regulation S or Section 4(2) thereof.

Our common stock is listed on the NYSE under the symbol “OPK”. Investment in the shares of our common stock involves risk. You should carefully consider the information contained in “Risk Factors” beginning on page 3 and all other information included in this prospectus before investing in the shares of common stock. For a more complete description of our common stock, see “Description of Capital Stock.”

RISK FACTORS

You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference and those listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. The risk factors relating to our business are contained in our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our Quarterly Report in Form 10-Q for the quarter ended March 31, 2013. In addition to the risk factors relating to our business, which are incorporated by reference herein, you should carefully consider the risks relating to our common stock as described below.

Risks Related to Ownership of Our Common Stock

Our conversion of our Series D preferred stock, our outstanding warrants, as well as future issuances of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, and hedging activities by holders of the notes, may materially and adversely affect the price of the common stock and the notes.

As of June 30, 2013, we had outstanding warrants to purchase 24,562,516 shares of our common stock. On March 1, 2013, our board of directors exercised our option to convert all 1,129,032 shares of our outstanding Series D preferred stock into 11,290,320 shares of our common stock effective on March 8, 2013. The issuance of shares of our common stock upon our decision to convert the Series D preferred stock and the exercise of warrants has resulted, or may result in substantial dilution to our existing stockholders and could have a material adverse effect on our stock price.

In January 2013, we entered into note purchase agreements, with qualified institutional buyers and accredited investors for the sale of $175.0 million aggregate principal amount of 3.00% convertible senior notes due 2033 (the “notes”) in a private placement in reliance on exemptions from registration under the Securities Act. The purchasers of the notes included Frost Gamma Investments Trust, a trust affiliated with Dr. Phillip Frost, our Chairman and Chief Executive Officer, and Hsu Gamma Investment, L.P., an entity affiliated with Dr. Jane H. Hsiao, our Vice Chairman and Chief Technology Officer. The notes were issued on January 30, 2013.

The notes, which total $175.0 million, bear interest at the rate of 3.00% per year, payable semiannually on February 1 and August 1 of each year, beginning August 1, 2013. The notes will mature on February 1, 2033, unless earlier repurchased, redeemed or converted. Upon a fundamental change as defined in the instruments governing the notes, subject to certain exceptions, the holders may require us to repurchase all or any portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to but not including the fundamental change repurchase date.

Other than lock-up provisions that applied for the first 90 days after the original issuance date of the notes, which provisions included certain exceptions, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the price of the common stock. In addition, the conversion of some or all of the notes may dilute the ownership interests of existing stockholders, and any sales in the public market of any common stock issuable upon such conversion could adversely affect prevailing market prices of the common stock.

The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of the notes. The hedging or arbitrage could, in turn, affect the trading price of the common stock that holders receive upon conversion of the notes.

Conversion of the notes may dilute the ownership interest of existing stockholders.

The conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new products or product enhancements by us or our competitors;

•	results of our clinical trials and other development efforts;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	developments in the biotechnology, pharmaceutical, diagnostic and medical device industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of our common stock or other securities, including debt;

•	sales of our common stock by our officers, directors or affiliates;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments, or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market in general, and the market for biotechnology, pharmaceutical, diagnostic and medical device companies in particular, has experienced extreme price and volume fluctuations in recent years. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock.

Trading of our common stock is limited and restrictions imposed by securities regulation and certain lock-up agreements may further reduce our trading, making it difficult for our stockholders to sell shares.

Our common stock began trading on the American Stock Exchange, now known as the NYSE MKT, in June 2007. In September 2011, we transferred the listing of our common stock from the NYSE MKT to the NYSE. To date, the liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and changes in security analyst and media coverage, if at all.

A substantial amount of the outstanding shares of our common stock are restricted securities and/or are subject to lockup agreements which limit sales for a period of time. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Further, the limited liquidity could be an indication that the trading price is not reflective of the actual fair market value of our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger.

Future sales of our common stock could reduce our stock price.

Some or all of the “restricted” shares of our common stock issued to former stockholders of Froptix Corporation (“Froptix”) and Acuity Pharmaceuticals, Inc. (“Acuity”) in connection with the acquisition of Froptix and Acuity or held by other of our stockholders may be offered from time to time in the open market pursuant to an effective registration statement or pursuant to Rule 144. In addition, a substantial number of our shares of common stock were subject to lock-up agreements which expired on March 27, 2009. We have also issued or agreed to issue a substantial number of securities in private placement transactions with two year lock-up restrictions which expired in each of December 2009, August 2010 and February 2011. In connection with our Series D Preferred Stock offering, shares were issued with a three year lockup restriction that expired in September 2012. On March 8, 2013, we converted each outstanding share of Series D Preferred Stock into ten shares of common stock. In connection with the conversion, we issued 11,290,320 shares of common stock. In January 2013, we sold $175.0 million aggregate principal amount of the notes. The notes are convertible at any time on or after November 1, 2032, through the second scheduled trading day immediately preceding the maturity date, at the option of the holders. Additionally, holders may convert their notes prior to the close of business on the scheduled trading day immediately preceding November 1, 2032, upon the occurrence of specified events. The notes are convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock at an initial conversion rate of 141.4827 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $7.07 per share of common stock), and will be subject to adjustment upon the occurrence of certain events. Sales of a substantial number of shares of our common stock in the public market pursuant to Rule 144 or after the lockup agreements lapse or the notes are converted, or the perception that such sales could occur, could adversely affect the price of our common stock.

Directors, executive officers, principal stockholders and affiliated entities own a majority of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.

As of July 22, 2013, our directors, executive officers, principal stockholders and affiliated entities beneficially owned in the aggregate a majority of our outstanding voting securities. Frost Gamma Investments Trust (“Gamma Trust”), of which Phillip Frost, M.D., the Company’s Chairman and CEO, is the sole trustee, is deemed to beneficially own in the aggregate approximately 44.8% of our common stock as of July 22, 2013. As a result, Dr. Frost acting with other members of management, would have the ability to control the election of our board of directors, the adoption or amendment of provisions in our Amended and Restated Certificate of Incorporation, the approval of mergers and other significant corporate transactions, and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Provisions of Delaware law, our charter documents and the indenture governing the notes may impede or discourage a takeover, which could cause the market price of our shares to decline.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that may delay or prevent an acquisition of us or a change in our management. These provisions include a prohibition on stockholders calling a special meeting and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us in certain circumstances. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

The indenture governing the terms of the notes we issued in January 2013 provides the noteholders with the right to require us to repurchase their notes on specified dates upon delivery of a written repurchase notice and upon the occurrence of a fundamental change. The indenture governing the terms of the notes also provides for the conversion rate to be increased in connection with certain make-whole fundamental change transactions. The effect of these provisions could discourage a potential acquirer.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm on the effectiveness of internal control over financial reporting. We are required to report, among other things, control deficiencies that constitute material weaknesses or changes in internal control that, or that are reasonably likely to, materially affect internal control over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with our November 2010 restatement of our previously issued consolidated financial statements as of and for the three and nine months ended September 30, 2009, and as of and for the year ended December 31, 2009, we determined that a deficiency in controls relating to the accounting for a beneficial conversion feature on, and the classification of, convertible preferred stock existed as of the previous assessment date and further concluded that such a deficiency represented a material weakness as of December 31, 2009. As a result, we concluded that our internal control over financial reporting was not effective as of December 31, 2009. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Although we have determined that our internal controls are effective as of December 31, 2012, we cannot assure you that we will at all times in the future be able to report that our internal controls are effective. If we cannot provide reliable financial reports or prevent fraud, our results of operation could be harmed. Our failure to maintain the effective internal control over financial reporting could cause the cost related to remediation to increase and could cause our stock price to decline. In addition, we may not be able to accurately report our financial results, may be subject to regulatory sanction, and investors may lose confidence in our financial statements.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed,” “should be” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include these factors and the risks and uncertainties described under “Risk Factors” in this prospectus, in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in Item 1A “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated herein by reference.

Risks and uncertainties, the occurrence of which could adversely affect our business, include the following:

•	we have a history of operating losses and we do not expect to become profitable in the near future;

•	our technologies are in an early stage of development and are unproven;

•	our business is substantially dependent on our ability to develop, launch and generate revenue from our pharmaceutical and diagnostic programs;

•	our research and development activities may not result in commercially viable products;

•

the results of previous clinical trials may not be predictive of future results, and our current and planned clinical trials may not satisfy the requirements of the Food and Drug Administration (the “FDA”) or other non-U.S. regulatory authorities;

•	we may require substantial additional funding, which may not be available to us on acceptable terms, or at all;

•	we may finance future cash needs through public or private offerings, debt financings or strategic collaborations, which may dilute your stockholdings in our Company;

•	if our competitors develop and market products that are more effective, safer or less expensive than our future product candidates, our commercial opportunities will be negatively impacted;

•

the regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our product candidates;

•	failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed;

•

even if we obtain regulatory approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues;

•	we may not meet regulatory quality standards applicable to our manufacturing and quality processes;

•	even if we receive regulatory approval to market our product candidates, the market may not be receptive to our products;

•	the loss of Phillip Frost, M.D., our Chairman and Chief Executive Officer, could have a material adverse effect on our business and product development;

•	if we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates;

•

in the event that we successfully evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully;

•	if we fail to acquire and develop other products or product candidates, at all or on commercially reasonable terms, we may be unable to diversify or grow our business;

•

we have no experience manufacturing our pharmaceutical product candidates other than at our Israeli, Mexican and Spanish facilities, and we therefore rely on third parties to manufacture and supply our pharmaceutical product candidates, and would need to meet various standards necessary to satisfy FDA regulations if and when we commence manufacturing;

•

we currently have no pharmaceutical or diagnostic marketing, sales or distribution capabilities other than in Chile, Mexico, Spain and Brazil for sales in those countries and our active pharmaceutical ingredients (“APIs”) business in Israel, and the sales force for our laboratory business based in Nashville, Tennessee. If we are unable to develop our sales and marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our pharmaceutical product candidates;

•	the success of our business will be heavily dependent on the success of Phase 3 clinical trials for Rayaldy and Fermagate Tablets.

•	independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely;

•	the success of our business is also dependent on the actions of our collaborative partners;

•	our license agreement with TESARO, Inc. (“TESARO”) is important to our business. If TESARO does not successfully develop and commercialize rolapitant, our business could be adversely affected;

•	if we are unable to obtain and enforce patent protection for our products, our business could be materially harmed;

•

we do not have an exclusive arrangement in place with Dr. Thomas Kodadek, our Director of Chemistry & Molecular Biology, with respect to technology or intellectual property that may be material to our business;

•	if we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected;

•	we rely heavily on licenses from third parties;

•

we license patent rights to certain of our technology from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed;

•	our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties;

•	adverse results in material litigation matters or governmental inquiries could have a material adverse effect upon our business and financial condition;

•	Medicare prescription drug coverage legislation and future legislative or regulatory reform of the health care system may affect our ability to sell our products and provide our services profitably;

•	failure to obtain and maintain regulatory approval outside the United States will prevent us from marketing our product candidates abroad;

•	we may not have the funding available to pursue acquisitions;

•	acquisitions may disrupt our business, distract our management, may not proceed as planned and may also increase the risk of potential third party claims and litigation;

•	we may encounter difficulties in integrating acquired businesses;

•	non-U.S. governments often impose strict price controls, which may adversely affect our future profitability;

•	political and economic instability in Europe and Latin America and political, economic and military instability in Israel could adversely impact our operations;

•	we are subject to fluctuations in currency exchange rates in connection with our international businesses;

•	our business may become subject to legal, economic, political, regulatory and other risks associated with international operations;

•	the market price of our common stock may fluctuate significantly;

•

directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you may not consider to be in your best interests or in the best interests of our stockholders;

•	compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses;

•

if we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as they apply to us, or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our common stock price may suffer;

•	we may be unable to maintain our listing on the New York Stock Exchange, which could cause our stock price to fall and decrease the liquidity of our common stock;

•	future issuances of common stock and hedging activities may depress the trading price of our common stock;

•	provisions in our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you; and

•	we do not intend to pay cash dividends on our common stock in the foreseeable future.

Each of the forward-looking statements contained in this prospectus speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. All of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by our company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our company or its business or operations. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for any ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the Securities and Exchange Commission (“SEC”).

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from any disposition of the shares of common stock covered hereby. We will not receive any of the proceeds from the sale of shares of our common stock by selling securityholders pursuant to this prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded publicly on the NYSE under the symbol “OPK”. In September 2011, we transferred the listing of our common stock from the NYSE MKT to the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock during each of the quarters set forth below as reported on the NYSE MKT and NYSE, as applicable:

	High	Low
2013
First Quarter	$7.83	$4.83
Second Quarter	7.65	6.14
Third Quarter (through August 1, 2013)	7.80	7.13
2012
First Quarter	$5.53	$4.63
Second Quarter	5.05	4.22
Third Quarter	4.80	4.00
Fourth Quarter	4.84	4.10
2011
First Quarter	$5.03	$3.43
Second Quarter	4.12	3.15
Third Quarter	4.74	3.49
Fourth Quarter	5.85	4.00

As of August 2, 2013, there were approximately 424 holders of record of our common stock. On August 1, 2013, the last reported sale price for our common stock was $7.53 per share.

We have not declared or paid any cash dividends on our common stock. No cash dividends have been previously paid on our common stock and none are anticipated in fiscal 2013. Prior to March 8, 2013, we had shares of Series D Preferred Stock outstanding that had preferential dividend rights over any dividend payments to holders of common stock. On March 1, 2013, our board of directors declared a cash dividend to all Series D Preferred stockholders as of March 8, 2013. The total cash dividend was approximately $3.0 million. In addition, on March 1, 2013, our board of directors also exercised our option to convert all 1,129,032 shares of our outstanding Series D Preferred Stock into 11,290,320 shares of our common stock effective on March 8, 2013. Following the conversion there are no outstanding shares of Series D Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

The description below of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, and by the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 510,000,000 shares of capital stock, of which: (i) 500,000,000 shares are designated as common stock, par value $0.01 per share; and (ii) 10,000,000 shares are designated as preferred stock, par value $0.01 per share. The only equity securities currently outstanding are shares of common stock. As of August 2, 2013, there were 337,397,428 shares of common stock issued and outstanding. A description of the material terms and provisions of our Amended and Restated Certificate of Incorporation affecting the relative rights of the common stock and the preferred stock is set forth below.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights.

Dividend Rights

Subject to the rights of the holders of any shares of preferred stock which may be issued in the future, the holders of the common stock are entitled to receive dividends from our funds legally available when, as and if declared by our board of directors. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Liquidation Rights

Subject to the rights of the holders of any shares of preferred stock which may be issued in the future, the holders of the common stock are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs subject to the liquidation preference, if any, of any then outstanding shares of preferred stock.

Other Matters

Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix or alter, from time to time, the designations, powers and rights of each series of preferred stock and the qualifications, limitations or restrictions of any series of preferred stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preference of any wholly issued series of preferred stock, any or all of which may be greater than the rights of the common stock, and to establish the number of shares constituting any such series. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of the common stock, including the loss of voting control to others. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without stockholder approval.

Series A Preferred Stock

Of the authorized preferred stock, 4,000,000 shares were designated Series A preferred stock. Dividends were payable on the Series A preferred stock in the amount of $0.25 per share, payable annually in arrears. At the option of our board of directors, dividends were paid either (i) wholly or partially in cash or (ii) in newly issued shares of Series A preferred stock valued at $2.50 per share to the extent a cash dividend was not paid. On June 3, 2011, we redeemed all 602,759 shares outstanding of our Series A preferred stock for an aggregate redemption price of $1.8 million, including accrued dividends.

Series C Preferred Stock

Of the authorized preferred stock, 500,000 shares were designated Series C preferred stock. Cumulative dividends were payable on the Series C preferred stock in the amount of $1.54 per share when declared by the board of directors. On June 22, 2007, all 457,603 outstanding shares of Series C preferred stock automatically converted into shares of common stock, on a one–hundred–for–one basis.

Series D Preferred Stock

Of the authorized preferred stock, 2,000,000 shares were designated 8% Series D Cumulative Convertible Preferred Stock (“Series D Preferred Stock”). Holders of the Series D Preferred Stock were entitled to receive, when, as and if declared by our board of directors, dividends on each share of Series D Preferred Stock at a rate per annum equal to 8.0% of the sum of (a) $24.80, plus (b) any and all declared and unpaid and accrued dividends thereon, subject to adjustment for any stock split, combination, recapitalization or other similar corporate action (the “Liquidation Amount”). All dividends were cumulative, whether or not earned or declared, accruing on an annual basis from the issue date of the Series D Preferred Stock. In October 2011, 80,654 shares of our Series D Preferred Stock were converted into 940,141 shares of our common stock, reflecting the liquidation value on the date of conversion. On November 3, 2011, our board of directors declared a cash dividend to all Series D Preferred Stockholders as of November 3, 2011. The total cash dividend was approximately $4.7 million. On March 1, 2013, our board of directors declared a cash dividend to all holders of Series D Preferred Stock as of March 8, 2013. The total cash dividend paid was approximately $3.0 million. We exercised our option to convert all 1,129,032 shares of our outstanding Series D Preferred Stock into 11,290,320 shares of our common stock effective as of March 8, 2013. Following the conversion there are no outstanding shares of Series D Preferred Stock.

The Holders of Series D Preferred Stock had the right to receive notice of any meeting of holders of our common stock or Series D Preferred Stock and to vote (on an as–converted into common stock basis) upon any matter submitted to a vote of the holders of common stock or Series D Preferred Stock. Except as otherwise expressly set forth in the Amended and Restated Certificate of Incorporation, the holders of Series D Preferred Stock would vote on each matter submitted to them with the holders of common stock and all other classes and series of our capital stock entitled to vote on such matter, taken together as a single class.

With respect to dividend distributions (other than required dividends to the holders of our Series A preferred stock) and distributions upon liquidation, winding up or our dissolution, the Series D Preferred Stock ranked senior to all classes of common stock, our Series A preferred stock, our Series C preferred stock and to each other class of our capital stock existing now or hereafter created that are not specifically designated as ranking senior to or pari passu with the Series D Preferred Stock.

Certain Amended and Restated Certificate of Incorporation and Bylaws Provisions

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or one of its committees or other matters properly brought by a stockholder under Rule 14a-8 promulgated under the Exchange Act.

Special Meetings

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may only be called by the chairman of the board of directors, the Chief Executive Officer, or by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are denied the right to cumulative votes in the election of directors unless our certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting of shares.

Delaware Anti-Takeover Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;

•

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the date of the business combination or the date such stockholder became an interested stockholder, as applicable;

•

upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by 66 2/3% of the voting stock which the interested stockholder did not own.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Listing

Our common stock is listed on the NYSE under the trading symbol “OPK.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

SELLING SECURITYHOLDERS

We have prepared this prospectus to allow the selling securityholders to sell, from time to time, up to 585,703 shares of our common stock. All of the common stock offered by this prospectus may be offered by the selling securityholders for their own account.

In connection with the first Deferred Payment due on the first anniversary of the Closing Date of the Transaction, we issued on August 2, 2013 an aggregate of 585,703 shares of common stock to the former stockholders and affiliates of Farmadiet listed below in the selling securityholder table.

We have agreed to file a registration statement, of which this prospectus is a part, with the SEC to register the disposition of the shares of common stock issued as the first Deferred Payment due pursuant to the Stock Purchase Agreement. All of the shares received by the selling securityholders issued as the first Deferred Payment pursuant to the Stock Purchase Agreement were “restricted securities” under the Securities Act prior to this registration.

The following table is prepared based on information supplied to us by the selling securityholders and reflects holdings as of August 2, 2013. As used in this prospectus, the term “selling securityholders” includes the selling securityholders listed below, and any donees, pledgees, assignees, transferees, distributees or other successors–in–interest selling shares received after the date of this prospectus from such selling securityholder as a gift, pledge or other non–sale related transfer. The number of shares in the column “Shares of Stock to be Offered for the Selling Securityholder’s Account” represents all of the shares that the selling securityholders may offer under this prospectus. The selling securityholders may sell some, all or none of their shares. To our knowledge, except as indicated in the table below, each selling securityholder currently has sole voting and investment power over the shares of common stock listed in the table below.

Beneficial ownership is determined in accordance with Rule 13d–3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 337,397,428 shares of our common stock actually outstanding as of August 2, 2013, including the shares of our common stock issued pursuant to the first Deferred Payment due under the Stock Purchase Agreement.

The following table sets forth information with respect to the selling securityholders and the shares of common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders on or before August 2, 2013. The selling securityholders may offer all, some or none of the shares of common stock. Because the selling securityholders may offer all or some portion of the shares of common stock, no estimate can be given as to the number of shares of common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided the information regarding their shares of common stock in transactions exempt from the registration requirements of the Securities Act.

				Common Stock to be Owned by the Selling Securityholder after Completion of the Offering(2)
Name of Selling Securityholder	Shares of Common Stock Owned Prior to Offering(1)	Percentage of Common Stock Owned Prior to Offering	Shares of Common Stock to be Offered for the Selling Securityholder’s Account(2)	Number	Percent
Catorze d’Agost(3)	84,678	*	84,678	—	—
Agut Global, S.L.(4)(5)	209,678	*	84,678	125,000	*
José Junca Busquets	77,635	*	77,635	—	—
Colibrí 2000, S.L.(6)	84,678	*	84,678	—	—
Carlos Fernández Navarro	84,678	*	84,678	—	—
Ferrán Junca Riuro	84,678	*	84,678	—	—
Miguel Junca Riuro	84,678	*	84,678	—	—

*	Less than one percent.

(1)	In addition to shares of common stock as described in footnote (2), also includes shares of common stock identified to us by the selling securityholder as owned.

(2)

Assumes all shares of common stock offered hereby are sold by the selling securityholders and that the selling securityholders acquire no additional shares of common stock before the completion of this offering. However, as the selling securityholders can offer all, some or none of their common stock, no definitive estimate can be given as to the number of shares that the selling securityholders will ultimately offer or sell under this prospectus.

(3)	Catorze d’Agost, S.L. has indicated that Mr. Gabriel Espelleta Gil exercises voting and investment control over the common stock held by it.
(4)

Agut Global, S.L. has indicated that Mr. Julián Agut Sánchez and Ms. Pilar Quijano García exercise voting and investment control over the common stock held by it. Mr. Julián Agut Sánchez currently serves as Chief Executive Officer of Farmadiet.

(5)

The common stock listed as beneficially owned in the table includes 125,000 restricted shares of our common stock that Agut Global, S.L. has indicated are beneficially owned by it in addition to the shares of common stock issued as Deferred Payment.

(6)	Colibrí 2000, S.L. has indicated that Mr. Jaime Melendo Baños exercises voting and investment control over the common stock held by it.

PLAN OF DISTRIBUTION

We are registering shares of common stock held by the selling securityholders to permit the resale of these shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of such shares of common stock. We will bear all fees and expenses incident to our obligations to register the shares of common stock.

The selling securityholders and any of their donees, pledgees, assignees, transferees, distributees and successors?in?interest may, from time to time, sell any or all of their shares of common stock covered hereby on the NYSE or any other stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices determined at the time of sale or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	an underwritten offering;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of settlement of options or other hedging transactions, whether through an option exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted by applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration rather than under this prospectus.

We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of the registered securities through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the amendment or supplement will disclose:

•	the name of the selling securityholders and the participating broker-dealer;

•	the number of shares of the registered securities involved;

•	the price at which the shares of the registered securities are sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer;

•	that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

Broker-dealers engaged by the selling securityholders may arrange for other brokers?dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

In connection with the sale of the common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions it assumes. The selling securityholders may also sell shares of the common stock short and deliver these securities to close out its short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date of the registration statement of which this prospectus forms a part.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any selling securityholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b?5 under the Exchange Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

The selling securityholders will pay all underwriting commissions and discounts, selling or placement agent fees or broker fees and commissions, and transfer taxes, if any, associated with the sale of the registered securities. The selling securityholders may agree to indemnify any broker-dealer or agent that participates in sales of the registered securities against specified liabilities, including liabilities arising under the Securities Act.

The selling securityholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of shares of the common stock covered hereby may not be made unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurance that the selling securityholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus has been passed upon by Akerman Senterfitt, Miami, Florida.

EXPERTS

The consolidated financial statements of OPKO Health, Inc. and subsidiaries appearing in OPKO Health Inc. and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cytochroma Inc. as of and for the fiscal years ended December 31, 2011, 2010 and 2009 and for the period from December 13, 1996 to December 31, 2011, incorporated by reference into this prospectus have been audited by KPMG LLP, independent chartered accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges. Our corporate website is www.opko.com . The information contained on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings (including those made after the date of the initial filing of the registration statement of which this prospectus is a part) filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of shares of common stock covered by this prospectus, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus:

OPKO SEC Filings (File No. 001-33528)	Period

Annual Report on Form 10-K	For the year ended December 31, 2012, filed with the SEC on March 18, 2013, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2013

Quarterly Report on Form 10-Q	For the quarter ended March 31, 2013, filed with the SEC on May 10, 2013

Current Reports on Form 8-K	Filed with the SEC on January 9, 2013, January 29, 2013, February 5, 2013, March 7, 2013, March 8, 2013, March 20, 2013, April 24, 2013 and May 3, 2013

The description of OPKO common stock set forth in its Registration Statement on Form S-3	Filed with the SEC on February 11, 2011

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

OPKO Health, Inc.

4400 Biscayne Blvd.

Miami, Florida 33137

Attention: Secretary

Telephone: (305) 575-4100

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

OPKO Health, Inc.

585,703 shares of common stock

PROSPECTUS

August 2, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, all of which are to be paid by us, in connection with the sale and distribution of the securities being registered:

Commission Registration Fee	$ 599

Legal Fees and Expenses	25,000*

Accounting Fees and Expenses	50,000*

Printing Expenses	10,000*

Miscellaneous	5,000*

Total	$90,599*

*	Estimated.

Item 15. Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation, and bylaw provisions or other arrangements under which the registrant’s directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of the registrants are covered by insurance policies maintained and held in effect by OPKO against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

OPKO is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Certificate of Incorporation Provisions on Exculpation and Indemnification.

The OPKO Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to either the Company or any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

The OPKO Amended and Restated Bylaws provide generally that the Company shall indemnify its directors, officers, employees, and agents who are or were a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was the director, officer, employee, or agent of the corporation, or is or was serving in such a position at its request of any other corporation, partnership, joint venture, trust, or other enterprise.

Other Provisions on Indemnification.

The Company is also a party to indemnification agreements with each of the Company’s directors and certain officers of Company. Consistent with the Company’s bylaws, the indemnification agreements require the Company, among other things, to (i) maintain directors’ and officers’ liability insurance for each indemnitee, and (ii) indemnify each indemnitee to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of indemnitee’s service to the Company or its subsidiaries. The indemnification agreements also provide for the advancement of such expenses to the indemnitee by the Company.

The above discussion of the Amended and Restated Certificate of incorporation and Amended and Restated Bylaws of the registrant and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, and indemnification agreements.

Item 16. Exhibits.

2.1	Stock Purchase Agreement, dated August 2, 2012, among Farmadiet Group Holding, S.L., the Sellers party thereto, and Shebeli XXI, S.L.U.(1)+

5.1	Opinion of Akerman Senterfitt. *

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.*

23.2	Consent of KPMG LLP.*

23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page II – 5).

(1)	Incorporated by reference to Exhibit 2.8 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2012.

+	Certain confidential material contained in the document has been omitted and filed separately with the SEC.

*	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)             That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)             That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on August 2, 2013.

OPKO HEALTH, INC.

By:	/s/ Dr. Phillip Frost, M.D.
Name:	Dr. Phillip Frost, M.D.
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each of the persons whose signature appears below appoints and constitutes Juan F. Rodriguez and Steven D. Rubin, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Phillip Frost, M.D. Dr. Phillip Frost, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 2, 2013

/s/ Dr. Jane H. Hsiao Dr. Jane H. Hsiao	Vice Chairman and Chief Technical Officer	August 2, 2013

/s/ Steven D. Rubin Steven D. Rubin	Director and Executive Vice President - Administration	August 2, 2013

/s/ Juan F. Rodriguez Juan F. Rodriguez	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 2, 2013

/s/ Adam Logal Adam Logal	Vice President of Finance, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	August 2, 2013

/s/ Robert Baron Robert Baron	Director	August 2, 2013

/s/ Thomas E. Beier Thomas E. Beier	Director	August 2, 2013

Dmitry Kolosov	Director

Richard A. Lerner, M.D.	Director

/s/ John A. Paganelli John A. Paganelli	Director	August 2, 2013

/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	Director	August 2, 2013

/s/ Alice Lin-Tsing Yu, M.D., Ph.D. Alice Lin-Tsing Yu, M.D., Ph.D.	Director	August 2, 2013

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of KPMG LLP.
23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page II—5).